Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated February 22, 2007, with respect to the consolidated financial statements, condensed consolidating financial information, and financial statement schedule of ConocoPhillips, ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in this Annual Report (Form 10-K) for the year ended December 31, 2006, in the following registration statements and related prospectuses.

ConocoPhillips Form S-3	File No. 333-133363

ConocoPhillips Form S-3	File No. 333-137890

ConocoPhillips Form S-4	File No. 333-130967

ConocoPhillips Form S-8	File No. 333-98681

ConocoPhillips Form S-8	File No. 333-116216

ConocoPhillips Form S-8	File No. 333-133101

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2007